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Guided Therapeutics Reports Second Quarter 2010 Results

Current Highlights:

•	Key laboratory testing of LightTouch required for FDA submission successfully completed

•	R&D team in place to develop pipeline product from LightTouch platform with partner Konica Minolta

•	Company continues to execute on its improvement plan with stock move up from Pink Sheets to OTC Bulletin Board

Norcross, GA (August 12, 2010) -- Guided Therapeutics, Inc. (OTCBB: GTHP) today announced its operating results for the second quarter and first six months of 2010.

Service revenue for the second quarter of 2010 was $805,000, compared to revenue of $242,000 in the second quarter of 2009.  For the six months ended June 30, 2010, revenue was $1.6 million versus $423,000 for the same period last year.  The increase in revenue was primarily due to contracts relating to our core cancer detection technology.

The net loss available to common stockholders for the second quarter of 2010 was $559,000 or $0.02 per share, compared to a net loss available to common stockholders of $1.4 million, or $0.09 per share, in the comparable quarter of 2009. For the first six months of 2010, the net loss available to common stockholders was $3.6 million or $0.13 per share, compared to a net loss available to common stockholders of $2.8 million, or $0.18 per share, in the first half of 2009.

“We recently reached a major milestone with the successful completion of key laboratory tests for newest version of LightTouch,” said Mark L. Faupel, Ph.D., chief executive officer and president of Guided Therapeutics.  “The tests, conducted by an independent third party, are necessary for filing the final FDA premarket approval application and for commercial distribution outside the U.S. If all goes well, we expect to complete the documentation and submit our premarket approval application to FDA prior to the end of the third quarter.”

“With the continued financial and technical support of our partner, Konica Minolta, we have assembled the U.S. team to develop the next generation product from our LightTouch platform.  The product, for detecting and monitoring Barrett’s Esophagus, is a natural extension of our existing technology. Both Konica Minolta and we believe that the market for the product is a large and growing opportunity.

“Additionally during the quarter, we continued to execute on our plan to improve the company’s outlook by moving our stock up to the OTC Bulletin Board from the Pink Sheets and strengthened our board with the election of Dr. Jonathan M. Niloff as a director,” Dr. Faupel said.

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Guided Therapeutics – 2Q 2010
August 12, 2010

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) is developing a rapid and painless test for the early detection of disease that leads to cervical cancer.  The technology is designed to provide an objective result at the point of care, thereby improving the management of cervical disease.  Unlike Pap and HPV tests, the device does not require a painful tissue sample and results are known immediately.  GT has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the LightTouch technology platform. For more information, visit GT’s web site www.guidedinc.com.

The Guided Therapeutics LightTouch™ Cervical Scanner is an investigational device and is limited by federal law to investigational use.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and subsequent quarterly reports.

Guided Therapeutics – 2Q 2010
August 12, 2010

GUIDED THERAPEUTICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED June 30, 2010 AND 2009
(In Thousands, Except Per Share Data)

	Three Months Ended June 30		Six Months Ended June 30
In Thousands except per share data	2010	2009	2010	2009
Revenue	$805	$242	$1,626	$423

Expenses
Research & Development	490	339	897	643
Sales and Marketing	44	14	78	28
General & Administration	802	411	1,279	875
Total Operating Expense	1,336	764	2,254	1,546

Operating Loss	(531)	(522)	(628)	(1,123)

Interest & Other Income (expense)	(28)	(864)	(1,303)	(1,576)
Net Loss	(559)	(1,386)	(1,931)	(2,699)
Preferred Stock Dividends	0	(57)	(1,700)	(120)
Net Loss Attributable to Common Stockholders	$(559)	$(1,443)	$(3,631)	$(2,819)

Basic and Diluted Net Loss per Share	$(0.02)	$(0.09)	$(0.13)	$(0.18)

Basic and Diluted Weighted Average Shares Outstanding	32,520	15,700	26,969	15,700

	June 30, 2010	December 31, 2009
Cash & Cash Equivalents	373	230
Working Capital Deficit	2,583	12,354
Total Assets	838	789
Accumulated Deficit	77,530	75,599
Stockholders’ Deficit	2,349	12,079
Redeemable Preferred Stock	0	1,962
Selected Balance Sheet Data (Unaudited)

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